Filed pursuant to Rule 424(b)(3)
SEC Registration No. 333-131931

CONGAREE BANCSHARES, INC.
OFFERING OF A MINIMUM OF 1,400,000 AND A
MAXIMUM OF 2,500,000 SHARES OF COMMON STOCK

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SUPPLEMENT NO. 1 TO PROSPECTUS
DATED APRIL 20, 2006
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                This document supplements our prospectus, dated April 20, 2006, pursuant to which we are offering a minimum of 1,400,000 shares and a maximum of 2,500,000 shares of our common stock at $10.00 per share.

Extension of the Offering

                The offering was originally scheduled to expire on July 31, 2006, subject to our right to extend the offering for one or more periods up to December 31, 2006. We have decided to extend the offering through August 31, 2006. We still reserve the right to extend the offering until December 31, 2006 or to terminate the offering earlier. We have increased our line of credit to $1.3 million to pay pre-opening expenses of the holding company and the bank prior to the completion of the offering.

Hiring of Chief Financial Officer

        On June 13, 2006, we appointed Charlie T. Lovering, Jr. as the Executive Vice President and Chief Financial Officer. The base salary for Mr. Lovering is $105,000. We are in the process of formalizing a written agreement, which will file on a Form 8-K upon execution.

        From June 2004 to until May 2006, Mr. Lovering held the positions of senior vice president, chief financial officer and director of operations of CoastalStates Bank in Hilton Head, South Carolina, where he specialized in asset-liability management, financial analysis, community reinvestment, human resources and customer relations. Prior to joining CoastalStates Bank, Mr. Lovering served as the Executive Vice President and Chief Financial Officer of Lowcountry National Bank located in Beaufort, South Carolina from August 1999 to June 2004. He has over 19 years of accounting and financial experience.

                This supplement is not a summary of the information in the prospectus, and it may not be used except in conjunction with the prospectus.

TO THE EXTENT ANY INFORMATION SET FORTH IN THIS SUPPLEMENT IS INCONSISTENT WITH OR CONTRARY TO THE INFORMATION SET FORTH IN THE PROSPECTUS, THE INFORMATION SET FORTH HEREIN SHALL SUPERSEDE THE INFORMATION CONTAINED IN THE PROSPECTUS. THIS SUPPLEMENT DOES NOT CONTAIN A COMPLETE DESCRIPTION OF THE TERMS OF THE OFFERING AND INFORMATION RELATING TO OUR COMPANY. PROSPECTIVE INVESTORS SHOULD READ THE PROSPECTUS, AND THIS SUPPLEMENT NO. 1 IN THEIR ENTIRETY PRIOR TO SUBSCRIBING FOR SHARES OF THE COMMON STOCK.

        The date of this Supplement No. 1 is July 28, 2006.